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WEDNESDAY JUNE 30, 11:17 PM EASTERN TIME

COMPANY PRESS RELEASE

SHAREHOLDERS APPROVE DIEDRICH COFFEE'S
ACQUISITION OF COFFEE PEOPLE

PRICING OF FOLLOW-ON PUBLIC OFFERING COMPLETED

IRVINE, Calif--(BUSINESS WIRE)--June 30, 1999--Diedrich Coffee Inc. (Nasdaq:DDRX - news) and Coffee People Inc. (Nasdaq:MOKA - news) announced that during meetings held earlier today, shareholders for both companies approved Diedrich Coffee's acquisition of Coffee People.

The acquisition, which is expected to close by July 7, 1999, positions Diedrich Coffee as the second-largest company in the specialty coffee market and as the industry leader in mall-based coffee stores. The combined company will have annual systemwide sales of more than $150 million through 361 locations in 38 states and six foreign countries.

In aggregate, Coffee People shareholders will receive $23 million in cash and
1.5 million shares of Diedrich Coffee common stock. Each outstanding share of Coffee People common stock will be converted into 0.14 shares of Diedrich Coffee common stock and $2.11 in cash.

Diedrich Coffee's follow-on public offering of 4.6 million shares of common stock was fully subscribed and priced today at $6.00 per share. All shares were offered by the company through an underwriting group managed by BancBoston Robertson Stephens Inc., Dain Rauscher Wessels, a division of Dain Rauscher Inc., and First Security Van Kasper.

As previously announced, the company has granted the underwriters a 30-day option to purchase 690,000 shares to cover over-allotments. Net proceeds from the offering will be used to finance the cash payment to Coffee People stockholders and to pay fees and expenses related to the acquisition. The remaining proceeds will be used for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

A preliminary prospectus relating to this offering may be obtained from BancBoston Robertson Stephens Inc. at 555 California St., San Francisco, Calif. 94104, 415/781-9700; Dain Rauscher Wessels, a division of Dain Rauscher Inc., at 60 South 6th St., Minneapolis, Minn. 55402, 612/371-2800; or First Security Van Kasper at 600 California St., San Francisco, Calif. 94108, 415/391-5600.

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Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of this transaction, impact of competition, the availability of working capital and other risks and uncertainties described in detail under "Certain Factors and Trends Affecting Diedrich Coffee and its Business" in the company's annual report on Form 10-K for the fiscal year ended Jan. 27, 1999.

For more information about Diedrich Coffee, call 800/354-5282 or visit the company's Web site at www.diedrich.com.
Contact:

   Diedrich Coffee Inc., Irvine
   Ann Wride, 949/260-6713 (Investor Contact)
     or
   BSMG Worldwide, Los Angeles
   Dan Cahill, 310/966-5513 (Media Contact)